Exhibit 10.4

AGREEMENT BY AND BETWEEN
Putnam Bank
Putnam, Connecticut
and
The Comptroller of the Currency

Putnam Bank, Putnam, Connecticut (“Bank”), and the Comptroller of the Currency of the United States of America (“Comptroller”) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.

The Comptroller has found unsafe and unsound banking practices relating to asset quality and credit administration at the Bank.

In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.

ARTICLE I

JURISDICTION

(1) This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1).

(2) This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).

(3) This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 163.555.  See 12 U.S.C. § 1831i.

(4) This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).

(5) All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to:

Cora Beth Atkins
Assistant Deputy Comptroller
New York Metro Field Office
Harborside Financial Center, Plaza Five, Suite 1600
Jersey City, NJ 07311

ARTICLE II

COMPLIANCE COMMITTEE

(1) Within thirty (30) days of the date of this Agreement, the Board shall appoint a Compliance Committee of at least three (3) directors.  Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller.  The Compliance Committee shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Agreement.

(2) The Compliance Committee shall meet at least monthly.

(3) Within ninety (90) days of the date of this Agreement and quarterly thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)	a description of the action needed to achieve full compliance with each Article of this Agreement;
(b)	actions taken to comply with each Article of this Agreement; and
(c)	the results and status of those actions.

(4) The Board shall forward a copy of the Compliance Committee’s report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of receiving such report.

ARTICLE III

STRATEGIC AND BUSINESS PLANNING

(1) Within sixty (60) days of the date of this Agreement, the Board shall develop a written business plan for the Bank covering at least the next three years (hereafter the “Business Plan”), complete with specific time frames that incorporate the strategic and other requirements of this Article.  A copy of the Bank’s Business Plan shall be forwarded to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection.

(2) The Bank’s Business Plan shall establish objectives and projections for the Bank’s overall risk profile, earnings performance, growth expectations, balance sheet mix, off-balance sheet activities, liability structure, capital and liquidity adequacy, product line development and market segments that the Bank intends to promote or develop, together with specific strategies to achieve those objectives, that are specific, measurable, verifiable, and, at a minimum, include:

(a)	a mission statement that forms the framework for the establishment of strategic goals and objectives;

(b)	an assessment of the Bank’s present and future operating environment;

(c)
the development of strategic goals and quantifiable measures with specific implementation dates, individual responsibilities, and accountability to ensure the Bank attains sustained earnings to support capital and liquidity;

(d)	the identification of present and future product line development (assets and liabilities) and market segments that the Bank intends to develop or promote;

(e)	significant capital expenditures or improvements;

(f)
an evaluation of the Bank’s internal operations, staffing requirements, Board and management information systems and policies and procedures for their adequacy and contribution to the accomplishment of the goals and objectives developed pursuant to this Article;

(g)
specific plans to establish responsibilities and accountability for the strategic planning process, new products, proposed changes in the Bank’s operating environment, reduction of problem assets, and Bank-wide consistent application of policies and procedures;

(h)	specific management, staffing and other changes necessary to implement the Bank’s Business Plan and attain compliance with this Agreement;

(i)	appropriate control systems to identify and reduce risk to earnings, capital, reputation, and liquidity, and risks associated with any proposed changes in the Bank’s operating environment;

(j)
pro forma financial forecast to include projections for major balance sheet and income statement accounts and desired financial ratios over the next three years that shall address or include consideration of the requirements of this Article; and

(k)	systems to monitor the Bank’s progress in meeting the Business Plan’s goals and objectives.

(3) Upon receiving a written determination of no supervisory objection from the Assistant Deputy Comptroller, the Board shall immediately implement and thereafter ensure adherence to the Bank’s Business Plan.

(4) With at least sixty (60) days advance written notice, the Bank shall submit to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection its intent to deviate significantly from the Bank’s Business Plan.

(5) For purposes of this Article, changes that may constitute a significant deviation from the Business Plan include, but are not limited to, any significant deviations from the Bank’s Business Plan relating to:

(a)	marketing strategies, marketing partners, acquisition channels;

(b)	underwriting practices and standards, account management strategies and test programs;

(c)	collection strategies, partners or operations;

(d)	fee structure, pricing, or fee application methods;

(e)	accounting processes and practices;

(f)	funding strategy; or

(g)	any other changes in personnel, operations or external factors that may have a material impact on the Bank’s operations or financial performance.

(6) Prior to making any changes that significantly deviate from the Bank’s business plan, the Board shall perform an evaluation of the adequacy of the Bank’s organizational structure, staffing, management information systems, internal controls and written policies and procedures to identify, measure, monitor, and control the risks associated with the product or service. The evaluation shall include an assessment of the impact of such change on the Bank’s condition, including a profitability analysis.

ARTICLE IV

CAPITAL PLAN

(1) Within sixty (60) days, the Board shall forward to the Assistant Deputy Comptroller for review a revised, written Capital Plan for the Bank, consistent with the Bank’s Business Plan as required by Article III, covering at least a three-year period.  At the next Board meeting following receipt of the Assistant Deputy Comptroller’s written determination of no supervisory objection, the Board shall adopt and the Bank shall implement and thereafter ensure adherence to the Capital Plan. The Capital Plan shall include:

(a)	an analysis of the bank’s risk exposures, strategic growth initiatives and earnings projections;

(b)	projections for growth and capital requirements, based upon a detailed analysis of the Bank’s assets, liabilities, earnings, fixed assets, and off-balance sheet activities;

(c)	projections of the sources and timing of additional capital to meet the Bank’s future needs, as set forth in the Business Plan;

(d)	identification of the primary sources from which the Bank will maintain an appropriate capital structure to meet the Bank’s future needs, as set forth in the Business Plan; and

(e)	contingency plans that identify alternative methods to strengthen capital, should the primary source(s) under paragraph (c) of this Article not be available.

(2) Prior to adoption by the Board, a copy of the Capital Plan shall be submitted to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection.  Upon receiving a written determination of no supervisory objection from the Assistant Deputy Comptroller, the Board shall adopt and the Bank shall immediately implement and adhere to the Capital Plan. The Board shall review and update the Bank’s Capital Plan at least annually and more frequently if necessary or if requested by the Assistant Deputy Comptroller. Revisions to the Bank’s Capital Plan shall be submitted to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection.

ARTICLE V

CLASSIFIED INVESTMENT SECURITIES

(1) Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written program designed to ensure review of all of the Bank’s classified investment securities and develop and formalize action plans to reduce classified investment levels.  This program shall include, at a minimum:

(a)	analysis of the risks of holding each security, especially those that have maturities of ten years or more;

(b)	written action plans for each classified security or sub-portfolio that includes triggers to invoke specific actions when a security is upgraded, downgraded or impaired;

(c)	a timeline that indicates the projected reduction in classified investment levels; and

(d)	a process to track and compare actual classified levels to projections, and revise and reassess action plan(s) accordingly, on a quarterly basis.

(2) Upon adoption, a copy of the program for all classified investment securities shall be forwarded to the Assistant Deputy Comptroller.

ARTICLE VI

RECOGNITION OF OTHER-THAN-TEMPORARY IMPAIRMENT

(1) Within sixty (60) days, the Bank shall develop and implement policies and procedures to ensure the timely identification and ongoing monitoring of investment securities (debt and equity) with other-than-temporary impairment in a manner consistent with U.S. generally accepted accounting principles (“GAAP”).

(2) The Bank’s policy shall call for a quarterly written review of all securities whose decline in fair value is significant and has persisted for an extended period of time or the financial condition and near-term prospects of the issuer has deteriorated in order to evaluate whether a decline in the fair value is other-than-temporary.  Such a review shall encompass, as applicable, the factors specified in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 320-10, Investment Security Model or FASB ASC 325-40, Beneficial Interest Model, and other accounting guidance.  The Bank’s review shall include:

(a)
An assessment of each security, including the present value of cash flows expected to be collected using the effective yield at inception or current yield (explicitly show the discount rate and its origin);

(b)	The financial condition of the issuer(s);

(c)	Whether the decline is attributable to adverse conditions specifically related to the issuer or to specific conditions in an industry or in a geographic area;

(d)	Expected defaults;

(e)	Recognition of credit losses in earnings or non-credit losses in other comprehensive income, as appropriate;

(f)	The value of any underlying collateral;

(g)	Whether present value of cash flows is less than amortized cost;

(h)	The period of time the decline has existed;

(i)	The Bank’s intent and the ability to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value;

(j)	Downgrades in securities from investment grade to below investment grade or other sudden and significant downgrades;

(k)	If dividends have been reduced or eliminated;

(l)	Any failure to make scheduled interest or principal payments;

(m)	Changes in tax laws, regulations, or other governmental policies significantly affecting the issuer; and

(n)	Forecasts of economic, market or industry trends.

(3) For those securities that the bank does not plan to hold for a sufficient period of time to recover the recorded value, or when the issuer of the security defaults, impairment in the fair value of the security will typically be considered other- than-temporary.

(4) For other securities adversely affected by the factors listed in paragraph (2), the Bank must provide objective and verifiable evidence documenting why it should not use an other-than-temporary classification.  The objective evidence must indicate the reasons the decline in value below amortized cost is “temporary” and detail how the decline in value can reasonably be expected to be reversed.  Objective evidence supporting “temporary” impairment may include the issuer’s financial performance (including such factors as earnings trends, dividend payments, asset quality and specific events), the financial condition and near term prospects of the issuer, and the economic conditions and prospects for the issuer’s region and industry.

(5) If the bank determines that an impairment of a particular investment is other-than-temporary, the investment must be written down to fair value, through earnings, in the period it occurred.  Quoted market prices shall be used to support fair value, when available.  If a quoted market price is not available, the estimate of fair value shall be based on the best information available in the circumstances.  Once other-than-temporary impairment has been recognized, the fair value is the new cost basis of the asset.  The new cost basis is not adjusted by subsequent recoveries of value at a later date.

ARTICLE VII

LOAN PORTFOLIO MANAGEMENT

(1) Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to an updated written program to improve the Bank’s loan portfolio management.  The program shall include, but not be limited to:

(a)
review of the lending area to ensure there is sufficient expertise to supervise the loan portfolio, including work-out credits, to perform accurate and timely risk identification, and to implement an effective ALLL methodology;

(b)	qualified loan staff at levels sufficient to address the number of credit risk management weaknesses noted in the Report of Examination (“ROE”);

(c)	formal policies and procedures that:

(i) ensure that borrowers are reviewed on a risk-based frequency;

(ii) address when a borrower’s or a guarantor’s global cash flow and contingent liabilities are to be analyzed; and

(iii) include stress testing at the time of underwriting and during periodic reviews;

(iv) ensure the bank’s credit policy aligns risk rating definitions with regulatory definitions and ensures that all appropriate personnel are trained on risk ratings;

(v) ensure management performs and documents comprehensive analyses to support decisions on the accrual treatment of troubled borrowers, including troubled debt restructurings;

(d)
updated bank appraisal policies and procedures that adhere to OCC Bulletin 2010-42, Interagency Appraisal and Evaluation Guidelines, and provide for a clear segregation of duties, address the independence, qualifications and role of the appraisal reviewer, and includes criteria for updating appraisals or evaluations for troubled borrowers, including those loans evaluated for impairment;

(e)
The bank’s credit policy needs to include provisions for quarterly impairment analyses for all impaired and restructured loans.  The policy should also provide the criteria for when it is appropriate to extend new monies to a criticized or classified borrower.  Also, the policy should require formal action plans for criticized and classified borrowers.

(f)	procedures to ensure that extensions of credit are granted, by renewal or otherwise, to any borrower only after obtaining and analyzing current and satisfactory credit information;

(g)	a system to track and analyze exceptions;

(h)	procedures to ensure conformance with Call Report instructions;

(i)	procedures to track and analyze concentrations of credit, significant economic factors, and general conditions and their impact on the credit quality of the Bank’s loan portfolio; and

(j)	a comprehensive loan review process that quantifies the overall level of credit risk and assesses the quality of credit risk management.

(2) Upon completion, a copy of the program shall be forwarded to the Assistant Deputy Comptroller.

ARTICLE VIII

LOAN REVIEW

(1) Within sixty (60) days, the Board shall establish a written, effective, independent and ongoing loan review system to review, at least quarterly, the Bank’s loan portfolio to assure the timely identification and categorization of problem credits. The system shall provide for a written report to be filed with the Board after each review and shall use a loan classification grading system consistent with 12 C.F.R. § 160.160 as well as the guidelines set forth in “Interagency Policy Statement on the Allowance for Loan and Lease Losses” OCC Bulletin 2006-47, Attachment I (December 13, 2006). Such reports shall include, at a minimum, conclusions regarding:

(a)	qualifications and independence of loan review personnel;

(b)	the scope and depth of loan review;

(c)	the overall quality of the loan portfolio;

(d)	the identification, type, rating, and amount of problem loans;

(e)	the identification and amount of delinquent loans;

(f)	credit and collateral documentation exceptions;

(g)	the identification and status of credit related violations of law, rule or regulation;

(h)	concentrations of credit;

(i)	loans to executive officers, directors, principal shareholders (and their related interests) of the Bank;

(j)	loans not in conformance with the Bank’s lending policy, and exceptions to the Bank’s lending policy;

(k)	the accrual status of loans under review;

(l)	the adequacy of impairment analyses; and

(m)	the system for monitoring compliance with the Bank’s lending policies and laws, rules, and regulations pertaining to the Bank’s lending function.

(2) Prior to adoption by the Board, a copy of the written loan review system, and any subsequent amendments or revisions, shall be forwarded to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection.  Upon receiving a written determination of no supervisory objection from the Assistant Deputy Comptroller, the Board shall adopt and the Bank shall immediately implement and adhere to the loan review system.

(3) The Board shall evaluate the internal loan review report(s) and shall ensure that immediate, adequate, and continuing remedial action, if appropriate, is taken upon all findings noted in the report(s).

(4) A copy of the reports submitted to the Board, as well as documentation of the action taken by the Bank to collect or strengthen assets identified as problem credits, shall be preserved in the Bank.

ARTICLE IX

ALLOWANCE FOR LOAN AND LEASE LOSSES

(1) Within forty-five (45) days, the Board shall adopt, implement, and thereafter ensure adherence to updated written policies and procedures for maintaining an adequate Allowance for Loan and Lease Losses (“ALLL”) in accordance with GAAP. The Board shall ensure that the ALLL policies and procedures shall be consistent with the guidance set forth in the Federal Financial Institutions Examination Council’s “Interagency Policy Statement on the Allowance for Loan and Lease Losses” OCC Bulletin 2006-47 (December 13, 2006) (“Interagency Statement”) or any subsequent guidance which supersedes or supplements this guidance in the future and shall at a minimum:

(a)
Include procedures for determining whether a loan is impaired and measuring the amount of impairment, consistent with GAAP (including FASB ASC 310-10, Receivables - Overall - Subsequent Measurement – Impairment);

(b)
Include procedures for segmenting the loan portfolio and estimating loss on groups of loans that are consistent with GAAP (including FASB ASC 450-20, Loss Contingencies). These procedures shall require the Bank to document its estimation of credit losses and its analysis of the nine qualitative factors set forth in the Interagency Statement;

(c)	Include procedures for annual independent validation of the ALLL methodology, which shall include:

(i) testing the accuracy of source documents and assumptions being used in developing the ALLL; and

(ii) any changes or adjustments to the ALLL methodology must be well documented and supported; and

(d)	Ensures that management develops historical loss rates for each homogenous loan pool and then adjusts those rates based on qualitative factors for current conditions;

(e)	Ensure the ALLL is directionally consistent with changes based on internal and external factors;

(f)	Ensure that collateral shortfalls are determined based on current collateral valuations;

(g)	Ensure that any collateral shortfalls on collateral dependent impaired loans are charged-off in a timely manner; and

(h)	a process for summarizing and documenting, for the Board’s prior review and approval, the amount to be reported in the Consolidated Reports of Condition and Income ( “Call Report”) for the ALLL.

(2) The Board shall adopt, implement, and thereafter ensure adherence to written policies and procedures to ensure that all official and regulatory reports filed by the Bank accurately reflect an adequate ALLL balance as of the date that such reports are submitted. Any difference between the ALLL balance as determined by the analysis required by this Article and the Bank’s actual ALLL balance shall be remedied through appropriate account adjustments in the quarter it is discovered, prior to the filing of the Call Reports.

(3) Upon adoption, the Board shall submit a copy of the policies and procedures required by this Article to the Assistant Deputy Comptroller for determination of no supervisory objection.

ARTICLE X

CRITICIZED ASSETS

(1) The Bank shall take immediate and continuing action to protect its interest in those assets criticized in the ROE, in any subsequent Report of Examination, by internal or external loan review, or in any list provided to management by Bank Examiners during any examination.

(2) Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written program designed to eliminate the basis of criticism of assets criticized in the ROE, in any subsequent Report of Examination, or by any internal or external loan review, or in any list provided to management by Bank Examiners during any examination as “doubtful,” “substandard,” or “special mention.”  This program shall include, at a minimum:

(a)	an identification of the expected sources of repayment;
(b)	the appraised value of supporting collateral and the position of the Bank’s lien on such collateral where applicable;

(c)	an analysis of current and satisfactory credit information, including cash flow analysis where loans are to be repaid from operations; and

(d)	the proposed action to eliminate the basis of criticism and the time frame for its accomplishment.

(3) Upon adoption, a copy of the program for all criticized assets equal to or exceeding five hundred thousand dollars ($500,000) shall be forwarded to the Assistant Deputy Comptroller.

(4) The Board, or a designated committee, shall conduct a review, on at least a monthly basis, to determine:

(a)	the status of each criticized asset or criticized portion thereof that equals or exceeds five hundred thousand dollars ($500,000);

(b)	management’s adherence to the program adopted pursuant to this Article;

(c)	the status and effectiveness of the written program; and

(d)	the need to revise the program or take alternative action.

(5) A copy of each review shall be forwarded to the Assistant Deputy Comptroller on a quarterly basis.

(6) The Bank may extend credit, directly or indirectly, including renewals, extensions or capitalization of accrued interest, to a borrower whose loans or other extensions of credit are criticized in the ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination and whose aggregate loans or other extensions exceed five hundred thousand ($500,000) only if each of the following conditions is met:

(a)
the Board or designated committee finds that the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, extending or capitalizing any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank; and

(b)	a comparison to the written program adopted pursuant to this Article shows that the Board’s formal plan to collect or strengthen the criticized asset will not be compromised.

(7) A copy of the approval of the Board or of the designated committee shall be maintained in the file of the affected borrower.

ARTICLE XI

CLOSING

(1) Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Bank.

(2) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3) Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement.  Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.

(4) The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.

(5) In each instance in this Agreement in which the Board, or a designated Board committee, is required to ensure adherence to, and undertake to perform certain obligations of the Bank, including the obligation to implement plans, policies or other actions, it is intended to mean that the Board shall:

(a)
ensure that the Bank has sufficient processes, management, personnel, and control systems to effectively implement and adhere to all provisions of this Agreement, and that Bank management and personnel have sufficient training and authority to execute their duties and responsibilities under this Agreement;

(b)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;

(c)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;

(d)	follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(e)	require corrective action be taken in a timely manner of any non-compliance with such actions.

(6) This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.  Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law.  The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract.  The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities.  The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set her hand on behalf of the Comptroller.

/s/ Cora Beth Atkins	June 20, 2012
Cora Beth Atkins	Date
Assistant Deputy Comptroller
New York Metro Field Office

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ Charles W. Bentley, Jr.	June 20, 2012
Charles W. Bentley, Jr.	Date

/s/ Thomas A. Borner	June 20, 2012
Thomas A. Borner	Date

/s/ Robert J. Halloran, Jr.	June 20, 2012
Robert J. Halloran, Jr.	Date

/s/ Paul M. Kelly	June 20, 2012
Paul M. Kelly	Date

/s/ Richard A. Loomis	June 20, 2012
Richard A. Loomis	Date

/s/ John P. Miller	June 20, 2012
John P. Miller	Date

/s/ Mary E. Patenaude	June 20, 2012
Mary E. Patenaude	Date

/s/ Charles H. Puffer	June 20, 2012
Charles H. Puffer	Date

/s/ Jitendra K. Sinha	June 20, 2012
Jitendra K. Sinha	Date